Exhibit 99.1

Summary of Nuti Employment Agreement

Start Date	August 7, 2005 or as soon as practicable thereafter.

Position	President and Chief Executive Officer. Member of NCR Board of Directors (the “Board”).

Term	At will employment. May be terminated by Nuti or the Board with or without cause at any time and for any reason or no reason.

Salary	Annual base salary of $1,000,000. Reviewed by the Compensation and Human Resource Committee of the Board (the “Compensation Committee”) from time to time for increase, but not decrease.

Bonus	Eligible to receive an annual bonus under the NCR Management Incentive Plan for Executive Officers (“MIP”) based on the success of NCR in meeting annual performance objectives. Targeted annual bonus is 100% of annual base salary, and can range from 0% if the target objectives are not met to a maximum of 200%. For calendar year 2005, MIP award is a guaranteed minimum of $500,000, subject to upward adjustment at the discretion of the Board.

Stock Options	Nuti will be awarded nonqualified options to purchase 650,000 shares of NCR common stock (the “Options”) as follows.

• 250,000 of the Options (the “Incentive Options”) vest in 25% increments on each of the first four anniversaries of the Start Date, subject to continued employment on each such anniversary date.

•      400,000 of the Options (the “Performance Options”) have the potential to fully vest on December 31, 2008, subject to continued employment and the achievement of agreed to performance goals over the 12 quarterly financial reporting periods beginning January 1, 2006 and ending December 31, 2008 (the “Performance Period”). If the threshold performance goal is not achieved, no Performance Options will vest; if the threshold performance goal is achieved, a total of 200,000 Performance Options will vest; if the next level performance goal is achieved, a total of 300,000 Performance Options will vest; and if the highest level performance goal is achieved, a total of 400,000 Performance Options will vest.

The Options will be subject to the existing standard terms and conditions determined by the Compensation Committee and, once vested, the Options will be exercisable over a ten year term, provided that upon termination other than for Cause (as defined in NCR’s Change-in-Control Severance Plan for Executive Officers (the “CIC Plan”)), vested Options remain exercisable for the lesser of 1 year or the remainder of the term of such Options.

The Options grant price will be equal to the fair market value of NCR common stock on the Start Date.

Restricted stock	Nuti will be awarded 85,000 shares of restricted stock (the “Restricted Stock”), which vest in 25% increments on each of the first four anniversaries of the Start Date, subject to continued employment on each such anniversary date.

Future equity Award

Will be received in February 2006. Expected to have a minimum Black Scholes value of $2.5 million. Form and mix will mirror the incentive structure for all senior officers of NCR and will likely include a mix of equity similar to the Incentive Options, Performance Options and Restricted Stock.

Benefits & Perquisites

Entitled to participate in normal NCR-provided benefits and perquisites at a level at least equal to other senior executive officers of NCR. Nuti and family automatically eligible for NCR’s core U.S. benefit coverage, including health care coverage, dental care coverage, short-term and long-term disability coverage, life insurance and accidental death and dismemberment coverage. Also eligible to participate in NCR savings plan (401(k)) and NCR employee stock purchase plan.

Relocation	Nuti will relocate to Dayton no later than August 1, 2006. NCR will reimburse all normal and customary relocation expenses in accordance with its standard relocation policy. Failure of Nuti and family to relocate to Dayton by August 1, 2006 constitutes material breach of Agreement and will be considered “cause” for termination by NCR. Alternatively, NCR may retain Nuti’s services but the next applicable tranche of Restricted Stock that would have otherwise vested shall not vest and shall be forfeited. NCR will pay or reimburse all commuting expenses to and from Dayton on the NCR aircraft (not to exceed one round-trip per week) and will provide a $5,000 monthly allowance for living expenses in the Dayton area from the Start Date through the earlier of August 1, 2006 or Nuti’s relocation to Dayton (the “Relocation Period”), with such amounts fully grossed-up for tax purposes.

Travel Expenses & Benefits

Nuti is permitted to use the NCR aircraft for business travel and for travel between any residences and NCR’s Dayton offices and elsewhere as desirable, subject to the limitations described above during the Relocation Period and thereafter subject to the limitations described hereafter. After the Relocation Period, Nuti will be entitled to use the NCR aircraft for personal use (including for security reasons) on an availability basis up to $35,000 (or such higher amount as approved by the Compensation Committee) based on the SIFL rate, with such amount grossed-up for tax purposes. NCR will reimburse Nuti for all other reasonable business expenses, subject to NCR’s customary requirements imposed on executive level employees.

Vacation	Five weeks of paid vacation during each calendar year, pro-rated for 2005.

Change in Control	Entitled to participate in NCR’s CIC Plan as of the Start Date and all equity awards are subject to the CIC Plan.

Severance	In the event NCR terminates for other than “Cause” (as defined in NCR’s Change-in-Control plan) or Nuti terminates for “Good Reason” (as defined in the Employment Agreement), Nuti will, provided he signs a release of claims against NCR, receive cash payments totaling (x) 1.5 times the annual base salary and Target MIP and (y) a pro-rated MIP based on the achievement of applicable performance targets pursuant to the MIP for the year of termination. In addition, for 18 months following such termination, at Nuti’s election NCR will continue Nuti’s medical benefits under COBRA, with the premiums paid by NCR.

In addition, the Incentive Options and Restricted Stock will fully vest and will immediately become exercisable upon certain termination events as more fully described in the Employment Agreement.

Non-competition	For 18 months after termination for any reason (the “Restricted Period”), Nuti will not render services to any “Competing Organization” involving the development, manufacture, marketing, advertising or service of any product, process, system or service of NCR’s during the last 3 years of Nuti’s NCR employment.

Non-solicitation/ Non-hire

During the Restricted Period Nuti will not (1) recruit, hire or induce any exempt NCR employee to terminate their employment with NCR or (2) canvass or solicit business with or from any company of the same nature that NCR is selling or providing to such company as of the termination of Nuti’s employment.

Confidentiality	During the term of employment and thereafter Nuti will not disclose NCR confidential information.

Breach of restrictive Covenants	NCR may bring an action for injunction and/or specific performance in order to enforce any post-employment restrictive covenants in the Agreement.

Arbitration	Any dispute related to the Agreement will be resolved by final, binding arbitration.

Legal Expenses	NCR will pay up to $25K for reasonable legal expenses incurred by Nuti in connection with the Agreement.